EXHIBIT 99.1 Another step on the path to success
First Financial is committed to the long-term success of its clients, communities, associates, and shareholders. Here is how we are demonstrating that commitment:

Facts about First

ä	Tradition of service that began in 1863 in Hamilton, Ohio, and continues under the eighth-oldest national bank charter.

ä	Third-largest Greater Cincinnati-based bank by assets and deposits.

ä	Well capitalized with continual management of our capital to strengthen the bank.

ä	Strong core deposit base of diversified clients — individuals, partnerships, corporations, public entities, and geographic markets.

ä	First Financial Bank’s net interest margin has consistently been top quartile relative to our peers.

ä	Actively managing credit quality and credit diversification in the balance sheet.

ä	Assets of $3.3 billion and 80 banking centers in Ohio, Indiana, and Kentucky.

ä	Comprehensive risk management program in place to manage credit risk, operational risk, and liquidity risk inherent in the banking industry.

ä	Deposits are insured by the FDIC for up to $100,000 per depositor per insured bank and up to $250,000 for eligible retirement accounts.

Our Industry Ratings

ä	In the top 95th percentile in core deposits, according to the Federal Financial Institutions Examination Council’s (FFIEC) latest peer report (Uniform Bank Performance Report dated 3/31/08). Visit www.ffiec.gov and click on UBPR for more information.

ä	Rated “Superior” by IDC Financial Publishing. This is IDC’s highest rating, based on first-quarter 2008 data. For more information about IDC Financial Publishing, visit www.idcfp.com

ä	Rated by The Street.com with a “B+” on a scale of A to F. This is the highest rating given to any of Ohio’s ten largest banks and S&Ls as of March 31, 2008.

Sources of information: SNL.com, First Financial filings with the SEC at www.SEC.gov, Federal Financial Institutions Examination Council (FFIEC).
300 High Street    •    Hamilton, OH 45011